Exhibit 10.8
FIRST AMENDMENT TO PURCHASE AGREEMENT
This FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is entered into as of May 14, 2010 (the “Amendment Date”), by and between CHICAGO TITLE LAND TRUST COMPANY, as Trustee under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust by Towne Realty, Inc. d/b/a Lincoln Tower, Inc., as authorized beneficiary (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation, or its assigns (“Buyer”).
RECITALS
     A. Seller and Buyer entered into that certain Purchase Agreement dated as of March 25, 2010 (as amended by the Letter Agreements, the “Purchase Agreement”) for the purchase and sale of that certain real property located at 520 South Second Street, Springfield, Illinois.
     B. Buyer and Seller have previously extended the expiration of the Inspection Period to May 14, 2010 pursuant to that certain letter agreement dated as of April 23, 2010, that certain letter agreement dated as of May 7, 2010 and that certain letter agreement dated as of May 12, 2010 (together, the “Letter Agreements”).
     C. Buyer and Seller desire to further amend the Purchase Agreement to, among other things, reduce the Purchase Price and provide for Seller financing, in accordance with the terms of this Amendment.
     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.
     1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.
     2. Amendments to Purchase Agreement.
(a) Section 1.1 of the Purchase Agreement is hereby amended and restated as follows:
“1.1. Closing. Subject to the express provisions hereof, the consummation of the transaction contemplated by this Agreement (“Closing”) shall occur, if at all, on a date selected by Buyer with prior reasonable notice to Seller, which date shall be no later than July 23, 2010, and shall occur by mail through the offices of the Title Company (defined below). Buyer may, at Buyer’s request, extend the Closing one time for up to thirty (30) days beyond the initial Closing date, upon written notice to Seller delivered on or before June 30, 2010.”
First Amendment to Purchase Agreement

(b) Section 1.14 of the Purchase Agreement is hereby amended and restated as follows:
“1.19 Purchase Price. Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00).”
(c) The last three sentences of Section 3.5 of the Purchase Agreement are hereby amended and restated as follows:
“Buyer shall have the right during the Condominium Document Review Period (and thereafter until June 11, 2010, to the extent provided in the next sentence), to review the proposed Condominium Documents and provide comments thereto. In the event Buyer objects to any aspect of the proposed Condominium Documents using reasonable business judgment, Buyer shall give written notice to Seller on or before May 17, 2010 specifically setting forth Buyer’s basis for such objection. Seller shall then have until May 21, 2010 to resolve Buyer’s objection and thereafter the surveyor shall have until June 4, 2010 to revise the Condominium Plat to accurately reflect the Condominium Documents (after which Buyer and Seller shall finalize any remaining issues in the proposed Condominium Documents by June 11, 2010), failing which Buyer may accept the proposed Condominium Documents and proceed to Closing, or Buyer may terminate this Agreement upon written notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder. Upon execution by Buyer of an application with a proposed lender (other than Seller), Buyer shall promptly provide the proposed Condominium Documents to such proposed lender and, if and to the extent that such proposed lender objects to any provision of the proposed Condominium Documents, Seller shall promptly revise such Condominium Documents as required by such lender, failing which Buyer may accept the proposed Condominium Documents and proceed to Closing, or Buyer may terminate this Agreement upon written notice to Seller, in which event (i) this Agreement shall terminate and be of no further force or effect, (ii) the Deposit shall be returned to Buyer, and (iii) neither party shall have any further liability or obligation hereunder; provided, however, that if such proposed lender’s objections are not commercially reasonable or in good faith or materially adversely impact the rights or obligations of the owner of Unit 1, then Seller shall have no obligation to make such revisions and Buyer shall elect to proceed with the Seller Financing (as defined below) even if the June 30, 2010 deadline set forth in Section 5.6 below has passed.”
(d) Section 3.6 of the Purchase Agreement is hereby amended to insert the following at the end thereof:
“The parties hereby acknowledge and agree that on May 13, 2010, Buyer received the revised Commitment required in the second sentence hereof and purporting to
First Amendment to Purchase Agreement

address the objections in the manner set forth in Seller letter dated April 16, 2010. Buyer shall have until 4:00 p.m. Central Time on May 17, 2010 to determine if such revised Commitment complies with the requirements of the second sentence hereof, and if it does not, Seller shall have until 4:00 p.m. Central Time on May 19, 2010 to remedy the same, failing which Buyer shall have the rights set forth in the fourth sentence hereof notwithstanding that the Inspection Period shall have expired.”
(e) The first sentence of Section 4.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“Seller acknowledges and agrees that, as of the date hereof, certain repairs or modifications are required to be made by Seller at its sole costs and expense to the Real Property relating to (y) the renovation of apartments 407, 1705 and 1712 in accordance with rent-ready conditions consistent with the other apartments at the Real Property, and (z) the installation of a sub-meter for any water line currently servicing both Unit 1 and Unit 2 (collectively, the “Required Work”).”
(f) Section 4.4 of the Purchase Agreement is hereby further amended by inserting the following at the end thereof:
“Notwithstanding subsection (ii) of the previous sentence, in the event that, despite good faith diligent efforts by Seller, apartments 407, 1705 and 1712 are not in rent-ready condition consistent with the other apartments at the Real Property by the Closing date, then on the Closing date Seller shall deposit with Buyer an amount reasonably determined by Buyer to be necessary to promptly complete said renovations and, at Buyer’s option, the remaining Required Work shall be performed by Seller (with the deposited funds being released upon lien-free completion thereof, unless Buyer, in its sole discretion, elects to permit disbursements therefrom as and when invoices and lien-waivers for said Required Work are received by Seller), or by Buyer (with the deposited funds being released to Buyer as and when invoices for said Required Work are received by Buyer).”
(g) Section 5 of the Purchase Agreement is hereby amended by inserting the following at the end thereof as a new Section 5.6:
“5.6 Seller Financing. In the event that Fannie Mae does not provide financing to Buyer for a portion of the Purchase Price on terms reasonably acceptable to Buyer, then, at Buyer’s option, Seller shall provide financing for a portion of the Purchase Price in the amount not to exceed $6,650,000.00 (the “Maximum Seller Financing”, with the actual amount of financing provided hereunder being the “Seller Financing”). If Buyer so elects, it shall provide written notice of such election and the amount of the Seller Financing (not to exceed the Maximum Seller Financing amount) to Seller on or before June 30, 2010, and the terms of this Agreement shall automatically be revised to provide
First Amendment to Purchase Agreement

that at the Closing, in lieu of Purchase Price, Buyer shall pay to Seller the difference between the Purchase Price and the Seller Financing, subject to adjustment and proration as provided in this Agreement. The Seller Financing shall be in the form of a Purchase Money Note (“Note”) secured by a Purchase Money Deed of Trust (“Deed of Trust”) encumbering the Real Property. The Note shall be non-recourse and shall be secured only by the Real Property, and shall be in the standard form utilized by Fannie Mae, with mutually acceptable modifications thereto. The Note shall bear interest at the rate of six percent (6%) per annum (payable monthly in arrears) and shall have a maturity date on the fifth (5th) anniversary of the Closing (the “Initial Maturity Date”), subject, however, to two (2) one year extensions at Buyer’s sole option provided Buyer pays to Seller an extension fee in the amount of 25 basis points of the outstanding principal amount of the Seller Financing on the Initial Maturity Date (or, with respect to the second such option, on the first anniversary of the Initial Maturity Date), and provided no default beyond applicable notice or cure periods then exists (each, an “Extension”). The Note may be prepaid at any time without penalty. No payments of principal shall be required under the Note prior to the Initial Maturity Date. During the period of any Extension, the Note shall bear interest at a fixed rate which is equal to the “Prime Rate” as published in the Wall Street Journal immediately prior to the Initial Maturity Date plus two percent (2%), but in no event less than six percent (6%) per annum, and principal and interest shall be payable monthly in arrears, with the principal component being based on a 25 year amortization schedule. The Deed of Trust shall secure payment of the Note and shall be in the standard form utilized by Fannie Mae, with mutually acceptable modifications thereto, but without any requirement for replacement or other reserves or escrows for taxes or insurance. At Closing, Buyer shall provide Seller, at Buyer’s expense, with a loan policy from the Title Company insuring the Deed of Trust in the amount of the Seller Financing as a first lien on the Real Property subject to no liens or encumbrances other than those existing as of the date of Closing. Buyer shall also pay to Seller $10,000 for Seller’s legal fees and expenses in connection with the Seller Financing and the recording costs of the Deed of Trust, but there shall be no origination or other fees or expenses payable by Buyer.”
(h) Section 13 of the Purchase Agreement is hereby amended by inserting the following at the end thereof as a new Section 13.23:
“13.23. Post-Closing Operation. Concurrently with Closing, Buyer’s management agent (“Manager”) and Seller shall execute a “Management Agreement” in form and substance mutually acceptable to both parties with a term of three (3) years, pursuant to which Manager shall provide to Seller administrative and maintenance management services with respect to Unit 1 for a fee $60,000.00 per year, payable in monthly installments in arrears; it being understood and agreed that such fee shall be a net fee to Manager and that Seller shall be solely responsible for all third party costs and expenses of repairs, replacement, snow removal, waste removal, etc.”
First Amendment to Purchase Agreement

     3. Miscellaneous. Except as herein modified or amended, the provisions, conditions and terms of the Purchase Agreement shall remain unchanged and in full force and effect. This Amendment may not be modified, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought. This Amendment shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns. This Amendment shall be governed by the laws of the State of Illinois, without regard to the choice of laws rules thereof. Seller and Buyer have participated equally in the preparation of this Amendment, and, therefore, this Amendment and each provision thereof shall not be construed in favor of or against any party to this Amendment by reason of one party’s being deemed to prepared this Amendment or imposed such provision.
     4. Counterparts. This Amendment may be signed in one or more counterparts, which together shall constitute one and the same instrument. Signatures shall be binding on the signer when delivered, regardless of whether delivery is in hard copy or by electronic means (notwithstanding any statutory or decisional law to the contrary). Any defense(s) to the enforcement of this Amendment based on the form of signature hereto by either party are hereby waived.
[SIGNATURE PAGES FOLLOW]
First Amendment to Purchase Agreement

     IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the Amendment Date.
BUYER:

Steadfast Asset Holdings, Inc.
By:	/s/ Ana Marie del Rio
	Name:	Ana Marie del Rio
	Title:	Secretary
Date:	May 14, 2010
SELLER:

Chicago Title Land Trust Company, as Trustee under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust By: Towne Realty, Inc. d/b/a Lincoln Tower, Inc., authorized beneficiary
By:	/s/ Thomas G. Bernacchi
	Name:	Thomas G. Bernacchi
	Title:	Vice President
Date:	May 14, 2010

Signature Page — First Amendment to Purchase Agreement

JOINDER
The undersigned hereby approves the foregoing Amendment and acknowledges and agrees that its Joinder dated March 25, 2010 shall continue in full force and effect with respect to the Purchase Agreement, as modified by the foregoing Amendment.
Executed as of May 14, 2010.
BENEFICIARY:

TOWNE REALTY, INC. d/b/a LINCOLN TOWER, INC., as authorized beneficiary under Trust Number 51-0615-0 dated August 15, 1967, an Illinois Land Trust
By:	/s/ Thomas G. Bernacchi
	Name:	Thomas G. Bernacchi
	Title:	Vice President
Date:	May 14, 2010

Signature Page — First Amendment to Purchase Agreement